EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-61940, 333-66982, and 333-194701 on Form S-3 and Registration Statement Nos. 333-43334, 333-53970, 333-54932, 333-105215, 333-124777, 333-150022, 333-163684, 333-170285, 333-183562, 333-190318, and 333-194207 on Form S-8 of our reports dated February 25, 2015, relating to the financial statements of Sonus Networks, Inc. and subsidiaries (the Company), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Sonus Networks, Inc. for the year ended December 31, 2014.

/s/ Deloitte & Touche LLP

Boston, Massachusetts
February 25, 2015